Exhibit 99.1

Crexendo Reports First Quarter 2014 Financial Results

PHOENIX, AZ—(Marketwired – May 6, 2014)

Crexendo, Inc. (NYSE MKT:EXE), a hosted services company that provides hosted telecommunications services, hosted website services, website development software and broadband internet services for businesses and entrepreneurs, today reported financial results for its first quarter of 2014.

Financial highlights for Crexendo’s 2014 first quarter

Consolidated revenue for the first quarter of 2014 decreased 3% or $69,000 to $2.1 million compared to $2.1 million for the fourth quarter of 2013 and decreased 31% or $950,000 compared to $3.0 million for the first quarter of the prior year.

Consolidated operating expenses for the first quarter of 2014 decreased 3% to $3.7 million compared to $3.9 million for the first quarter of the prior year.  Consolidated operating expenses for the first quarter of 2014 decreased 8% to $3.7 million compared to $4.1 million for the fourth quarter of the 2013.  Consolidated operating expenses for the first quarter of the prior year included the release of our lease abandonment accrual of $606,000 from a settlement of a lawsuit which reduced operating expenses.

Net loss before income tax for the first quarter of 2014 of $(1.6) million compared to $(635,000) for the first quarter of the prior year.  Net loss for the first quarter of 2014 of $(1.6) million or $(0.15) per diluted common share, compared to net loss of $(398,000) or $(0.04) per diluted common share for the first quarter of the prior year.

As of March 31, 2014, we have cash and cash equivalents, including restricted cash, of $4.3 million compared to $3.6 million as of December 31, 2013.  On February 28, 2014, we entered into a sale-leaseback transaction with a Company owned by our Chief Executive Officer.  We sold our corporate headquarters’ land, building and fixtures for $2.0 million and entered into a lease agreement with rent payments payable in Crexendo common stock.

Cash used for operations for the first quarter of 2014 was $(1.3) million compared to $(1.8) million for first quarter of the prior year.  Cash provided by investing and financing activities for the first quarter 2014 was $2.0 million compared to cash used for investing and financing activities of $(57,000) for the first quarter of the prior year.

Segment Results

The Company has three operating segments, which consist of Crexendo Network Services, Crexendo Web Services and StoresOnline.

Crexendo Network Services

Revenue for the first quarter of 2014 increased 148% to $955,000 compared to $385,000 for the first quarter of the prior year. Network Services backlog, which is anticipated to be recognized within the next thirty-six months, was $7.2 million at March 31, 2014 compared to a backlog of $3.5 million at March 31, 2013.

Total Network Services segment operating expenses for the first quarter of 2014 increased 52% to $2.5 million compared to $1.6 million for the first quarter of the prior year.

Total Network Services segment loss before income taxes for the first quarter of 2014 increased 21% to $(1.5) million compared to $(1.2) million for the first quarter of the prior year.

Crexendo Web Services

Revenue for the first quarter of 2014 decreased 53% to $252,000, compared to $533,000 for the first quarter of the prior year.  We anticipate that our revenue from our web service segment will continue to decline due to our strategic decision to limit our provision of web services to our enterprise-sized customers.  As a result of this shift in focus, our backlog has decreased to $208,000 at March 31, 2014 compared to $1.3 million at March 31, 2013. This shift in focus will allow us to focus on our rapidly growing Network Services segment and to concentrate more on our website hosting segment and website development software platform.

Total Web Services segment operating expenses for the first quarter of 2014 decreased 59% to $478,000 compared to $1.2 million for the first quarter of the prior year.

Total Web Services segment loss before income taxes for the first quarter of 2014 decreased 65% to $(220,000) compared to $(626,000) for the first quarter of the prior year.

StoresOnline

Revenue for the first quarter of 2014 decreased 58% to $865,000 compared to $2.1 million for the first quarter of the prior year.

Total segment operating expenses decreased 26% to $806,000 for the first quarter of 2014 compared to $1.1 million for the first quarter of the prior year.

Segment other income, primarily related to interest on the collection of accounts receivable for the first quarter of 2014 decreased 75% to $51,000 compared to $206,000 for the first quarter of the prior year.

Total segment income before income taxes for the first quarter of 2014 decreased 91% to $110,000 compared to $1.2 million for the first quarter of the prior year.

Steven G. Mihaylo, Chief Executive Officer, commented “This has been a fulfilling quarter for us.  The legacy revenues continue to decline and in Q2 most of the collections will be completed.  2014 will be the first year where most of the sales will be generated from the new telecom hosting model and our web hosting business.  We continue to make strides and are maximizing efficiencies with our direct sales force, while continuing to add resources to our dealer network.  Although we have been making progress, we still have work to do.  The backlog for Q1 2014 rate of growth was lower in comparison to Q4 2013.  We believe that is due in part to a number of customers that rushed to complete the contracting process before year end including some large orders at the end of 2013.  Therefore, we had a strong finish in Q4 2013 followed by Q1 2014 weakness.  The first month of Q2 2014 is looking like Q2 will be a more consistent quarter.  I am encouraged in our ongoing efforts particularly in both the caliber and enthusiasm of our direct sales force and our dealer partners. We continue to see our dealer partner channel grow and contribute higher sales and become a reliable, consistent and important part of our Company and our sales growth.”

Mihaylo added “I continue to monitor our expenses very carefully and stress to our team, that we need to watch every penny.  We will continue to grow the business both organically and through accretive acquisitions. We have several acquisitions that we are reviewing now.  I am confident that we will continue to find appropriate acquisitions, we will see improvements in our direct sales and the continued growth of our dealer program will be the key to bring us to continued growth.”

Conference Call

The Company is hosting a conference call today, May 6, 2014 at 5:00 PM EST. The conference call will be broadcast live over the Internet at http://www.crexendo.com/investor. If you do not have Internet access, the telephone dial-in number is 888-539-3678 for domestic participants and 719-325-2472 for international participants. The conference ID to join the call is 9821851.  Please dial in five to ten minutes prior to the beginning of the call at 5:00 PM EST.

About Crexendo

Crexendo is a hosted services company that provides hosted telecommunications services, hosted website services, website development software and broadband internet services for businesses and entrepreneurs. Our services are designed to make enterprise-class hosting services available to small, medium-sized and enterprise-sized businesses at affordable monthly rates.

Safe Harbor Statement

This press release contains forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. The words "believe," "expect," "anticipate," "estimate," "will" and other similar statements of expectation identify forward-looking statements. Specific forward-looking statements in this press release include information about Crexendo (i) having Q1 being  a fulfilling quarter ; (ii) continuing  to make strides and  maximizing efficiencies with its direct sales force; (iii) continuing to add resources to its dealer network: (iv) making progress but still having work to do; (v) the decline in backlog growth being attributable in part  to a number of customers that rushed to complete the contracting process before year end including some large orders; (v) believing  the first month of Q2 2014 is looking like Q2 will be a more consistent quarter; (vi) being encouraged in its ongoing efforts particularly in both the caliber and enthusiasm of its direct sales force and our dealer partners; (vi) continuing to see its dealer partner channel grow and contribute higher sales and become a reliable, consistent and important part of sales growth; (vii)  continuing to monitor its expenses very carefully ; (iix) continuing to grow the business both organically and through accretive acquisitions; (ix) having several acquisitions that are being reviewed now while being confided that the Company will continue to fine appropriate acquisitions; (x) believing that the Company will see improvements in its direct sales, that there will be continued growth in the dealer program with those metrics being the key to continued growth.

For a more detailed discussion of risk factors that may affect Crexendo’s operations and results, please refer to the company's Form 10-K for the year ended December 31, 2013 and 10Q for the period ended March 31, 2014.  These forward-looking statements speak only as of the date on which such statements are made, and the company undertakes no obligation to update such forward-looking statements, except as required by law

CREXENDO, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands, except par value and share data)

	March 31, 2014	December 31, 2013
Assets

Current Assets:
Cash and cash equivalents	$3,825	$3,076
Restricted cash	484	487
Trade receivables, net of allowance of doubtful accounts of $95
as of March 31, 2014 and $163 as of December 31, 2013	750	1,090
Inventories	146	217
Equipment financing receivables	114	94
Income taxes receivable	55	55
Prepaid expenses and other	987	620
Total Current Assets	6,361	5,639

Certificate of deposit	251	250
Long-term trade receivables, net of allowance of doubtful accounts of $23
as of March 31, 2014 and $37 as of December 31, 2013	97	116
Long-term equipment financing receivables	426	398
Property and equipment, net	298	2,195
Deferred income tax assets, net	244	244
Intangible assets	522	571
Goodwill	75	75
Long-term prepaid rent	617	-
Other long-term assets	93	119
Total Assets	$8,984	$9,607

Liabilities and Stockholders' Equity

Current Liabilities:
Accounts payable	$80	$201
Accrued expenses and other	1,132	1,095
Deferred income tax liability	244	244
Deferred revenue, current portion	885	1,199
Contingent consideration	31	51
Total Current Liabilities	2,372	2,790

Deferred revenue, net of current portion	97	116
Other long-term liabilities	273	-
Total Liabilities	2,742	2,906

Stockholders' Equity:
Preferred stock, par value $0.001 per share - authorized 5,000,000 shares; none issued	-	-
Common stock, par value $0.001 per share - authorized 25,000,000 shares; 11,142,197 shares outstanding as of March 31, 2014 and 10,801,315 shares outstanding
as of December 31, 2013	11	11
Additional paid-in capital	52,244	50,998
Contingent consideration	125	198
Accumulated deficit	(46,138)	(44,506)
Total Stockholders' Equity	6,242	6,701
Total Liabilities and Stockholders' Equity	$8,984	$9,607

CREXENDO, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share and share data)

	Three Months Ended March 31,
	2014	2013

Revenue	$2,072	$3,022

Operating expenses:
Cost of revenue	930	1,042
Selling and marketing	653	908
General and administrative	1,750	1,438
Research and development	414	481
Total operating expenses	3,747	3,869

Loss from operations	(1,675)	(847)

Other income (expense):
Interest income	48	219
Other income (expense), net	29	(7)
Total other income, net	77	212

Loss before income tax provision	(1,598)	(635)

Income tax (provision) benefit	(34)	237
Net loss	$(1,632)	$(398)

Net loss per common share:
Basic	$(0.15)	$(0.04)
Diluted	$(0.15)	$(0.04)

Weighted average common shares outstanding:
Basic	10,912,334	10,669,513
Diluted	10,912,334	10,669,513

CREXENDO, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)

	Three Months Ended March 31,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,632)	$(398)
Adjustments to reconcile net loss to net cash used in
operating activities:
Release of lease abandonment	-	(606)
Depreciation and amortization	226	317
Amortization of prepaid rent	27	-
Amortization of deferred gain	(8)	-
Share-based compensation	164	230
Gain on disposal of property and equipment	(1)	-
Change in uncertain tax positions	-	(253)
Changes in assets and liabilities:
Trade receivables	359	1,242
Equipment financing receivables	(48)	(51)
Inventories	71	57
Income taxes receivable	-	358
Prepaid expenses and other	(45)	(107)
Other long-term assets	26	6
Accounts payable, accrued expenses and other	(84)	(1,344)
Deferred revenue	(333)	(1,269)
Net cash used in operating activities	(1,278)	(1,818)
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property and equipment	-	(55)
Sale of property and equipment	2,002	1
Release of restricted cash	3	-
Purchase of certificate of deposit	(1)	-
Net cash provided by (used in) investing activities	2,004	(54)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from exercise of stock options	43	3
Payments made on contingent consideration	(20)	(6)
Net cash provided by (used in) financing activities	23	(3)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	749	(1,875)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	3,076	7,440
CASH AND CASH EQUIVALENTS, END OF PERIOD	$3,825	$5,565

Supplemental disclosure of cash flow information:
Cash (paid) received during the period:
Income taxes, net	$(11)	$342
Supplemental disclosure of non-cash investing and financing information:
Purchases of property and equipment included in accounts payable	$-	$6
Prepayment of rent with common stock	$966	$-

CREXENDO, INC. AND SUBSIDIARIES
Supplemental Segment Financial Data
(In thousands)

	Three Months Ended March 31,
	2014	2013
Revenue:
Crexendo Network Services	$955	$385
Crexendo Web Services	252	533
StoresOnline	865	2,104
Consolidated revenue	2,072	3,022

Income (loss) from Operations:
Crexendo Network Services	(1,508)	(1,234)
Crexendo Web Services	(226)	(629)
StoresOnline	59	1,016
Total operating loss	(1,675)	(847)
Other Income, net:
Crexendo Network Services	20	3
Crexendo Web Services	6	3
StoresOnline	51	206
Total other income	77	212
Income (loss) before income tax provision:
Crexendo Network Services	(1,488)	(1,231)
Crexendo Web Services	(220)	(626)
StoresOnline	110	1,222
Loss before income tax provision	$(1,598)	$(635)